As filed with the Securities and Exchange Commission on January 5, 2024
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		61-1488595
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
10344 Sam Houston Park Drive, Suite 300 Houston, Texas 77064
(Address, including zip code, of registrant’s principal executive offices)

2024 RESTRICTED STOCK UNIT INDUCEMENT AWARDS
(Full title of the plan)

John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Forum Energy Technologies, Inc.
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064
(281) 949-2500
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Krista Hanvey
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201
(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Forum Energy Technologies, Inc. (“Forum” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) to register 39,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), which shares of Common Stock are subject to restricted stock units granted as an inducement to employment in accordance with NYSE Listing Rule Listing Rule 303A.08.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*
Not required to be filed with this registration statement.

Item 2.	Registrant Information and Employee Plan Annual Information*
Not required to be filed with this registration statement.

*    Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:

•the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 28, 2023;
•the Quarterly Reports on Form 10-Q for the fiscal quarter ended on March 31, 2023, filed on May 5, 2023, for the fiscal quarter ended on June 30, 2023, filed on August 4, 2023 and for the fiscal quarter ended on September 30, 2023, filed on November 3, 2023;
•the Current Reports on Form 8-K filed with the Commission on January 3, 2023, March 6, 2023, April 3, 2023, May 17, 2023, November 3, 2023, and December 4, 2023; and
•The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10-K (File No. 001-35504) filed with the Commission on February 25, 2020, pursuant to Rule 12g-3 promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or
•for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The Registrant’s third amended and restated certificate of incorporation provides for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. The Registrant also has indemnification agreements with its directors and officers. In addition, the Registrant maintains liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit No.	Exhibit Description
4.1
Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. dated March 28, 2011 (incorporated herein by reference to Exhibit 3.2 to Amendment No. 5 to the Registration Statement on Form S-1, filed on March 29, 2012).

4.2
Amendment to the Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc., effective November 9, 2020 (incorporated herein by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K, filed on November 9, 2020).

4.3
Second Amended and Restated Bylaws of Forum Energy Technologies, Inc. dated April 17, 2012 (incorporated herein by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K, filed on April 17, 2012).

4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement, filed on December 29, 2011).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Form of Inducement Restricted Stock Unit Agreement.

107.1*	Filing Fee Table.
________________________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 5th day of January, 2024.

FORUM ENERGY TECHNOLOGIES, INC.
By:	/s/ Neal Lux
Neal Lux
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Neal Lux, D. Lyle Williams, Jr. and John C. Ivascu, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date
/s/ Neal Lux	President and Chief Executive Officer	January 5, 2024
Neal Lux	(Principal Executive Officer)

/s/ D. Lyle Williams, Jr.	Executive Vice President and Chief Financial Officer	January 5, 2024
D. Lyle Williams, Jr.	(Principal Financial Officer)

/s/ Katherine C. Keller	Vice President and Chief Accounting Officer	January 5, 2024
Katherine C. Keller	(Principal Accounting Officer)

/s/ C. Cristopher Gaut	Chairman of the Board	January 5, 2024
C. Cristopher Gaut

/s/ Evelyn M. Angelle	Director	January 5, 2024
Evelyn M. Angelle

/s/ Leslie A. Beyer	Director	January 5, 2024
Leslie A. Beyer

/s/ John A. Carrig	Director	January 5, 2024
John A. Carrig

/s/ Michael McShane	Director	January 5, 2024
Michael McShane

/s/ Louis A. Raspino	Director	January 5, 2024
Louis A. Raspino

/s/ Paul E. Rowsey III	Director	January 5, 2024
Paul E. Rowsey III